Exhibit 10.1




                                LNB Bancorp, Inc.

                         2009 Management Incentive Plan
                               For Key Executives

                        (Restated as of November 5, 2009)

Section I.        PURPOSE

The LNB Bancorp, Inc. 2009 Management Incentive Plan for Key Executives is designed to reward Key Executives with incentive compensation payments for achieving profitability goals and subjective goals.

Section II.       DEFINITIONS

The following terms, as used in this Plan, shall mean:

A. Committee. The Compensation Committee of the Board of Directors of LNB Bancorp, Inc., or such other committee as such Board may designate.

B. Employer or Lorain National Bank. LNB Bancorp, Inc., its subsidiaries and affiliates.

C.       Plan year. January 1, 2009 through December 31, 2009.

D. Employee/Key Executive. The participants selected to participate in this Plan as described in Section III below.

E.       Plan.  The LNB Bancorp,  Inc. 2009  Management  Incentive  Plan for Key
         Executives.

F. Incentive Payment. Cash payment earned by Employee on the Incentive Payment Date, as determined in accordance with Section IV and the other terms of this Plan.

G.       Incentive  Payment  Date.  The date on which an  Incentive  Payment  to
         Employee is paid, which shall be as soon as reasonably practicable after such payment is calculated and authorized by the Committee but not later than two and one-half months following the end of the Plan year.

H. Profitability. Profitability is defined as net income after tax of LNB Bancorp, Inc. and its consolidated subsidiaries for the Plan year, as determined by the Committee. The Committee has the discretion to adjust for any unforeseen occurrences which may affect the profitability number.

I. Profitability Goal. An amount of Profitability established as a goal by the Committee in its discretion and solely for purposes of this Plan, based on the Employer's annual budget as determined by its Audit and Finance Committee. This goal will be communicated to each Key Executive when the Key Executive is selected to participate in this Plan.

Section III.      ELIGIBILITY

Employees of Lorain National Bank, other than the CEO, are eligible to participate in this Plan. Based upon CEO recommendations, the Committee has the authority, in its discretion, to designate the Employees who will participate in this Plan during the Plan year.


Section IV.       AMOUNT OF INCENTIVE PAYMENT

Subject to the other terms of this Plan, the amount of the Incentive Payment earned by an Employee under this Plan will be determined, based on Employer's actual Profitability achievement for the Plan year relative to the percentage of the Profitability Goal, a percentage of Employee's base salary, and on other terms as determined, interpreted and established in the sole discretion of the Committee.


Section V.        OTHER INCENTIVE PAYMENT TERMS

A. Payments and Deductions/Withholding Taxes.
   ------------------------------------------

Employer will pay an Employee the Incentive Payment on the Incentive Payment Date provided the Employee is an active employee of Employer on that date. The amount of the Incentive Payment, if any, shall be calculated as provided in
Section IV of this Plan. Deductions may also be made at the discretion of Employer and in accordance with applicable law for any amounts the employee owes to Employer.

Employer may withhold from any amounts payable under or in connection with this Plan all federal, state, local and other taxes as may be required to be withheld by Employer under applicable law or governmental regulation or ruling.

B. Incentive Payment Calculation.
   ------------------------------

The Committee will have the sole authority and discretion to evaluate all aspects of the Employer's incentive compensation awards and to determine performance and the total pool money available to all Employees in the aggregate. Generally, subject in all cases to terms as determined, interpreted and established in the sole discretion of the Committee, the total pool of money available to all Employees will be based upon whether the Employer achieves actual Profitability for the Plan year that falls within a range of specified minimum, target and maximum percentages of the Profitability Goal, and will be zero if the Employer does not achieve actual Profitability for the Plan year that is equal to at least the specified minimum percentage of the Profitability Goal. The CEO will determine the distribution to the Key Executives, subject to Committee approval in its sole discretion.

The Committee retains the right and authority (in addition to any other rights or remedies of Employer) not to pay all or any part of an Incentive Payment to any Employee based on operational wrongdoing or misconduct of the Employee, as determined by the Committee in its sole discretion. The Employer must document all such exceptions to this Plan, including but not limited to, forfeiture of payments.


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

D. Special Circumstances.
   ----------------------

1. Conflicts with Law. If any provision of this Plan violates local, state or federal law, the applicable law shall control.

2. Voluntary or Involuntary Termination. If Employee's employment is voluntarily or involuntarily terminated before the Incentive Payment Date, Employee is not entitled to receive and will forfeit the Incentive Payment. Employee must be employed on the Incentive Payment Date to be entitled to the Incentive Payment.

3. Transfer. If an Employee transfers to another position within Employer that does not participate under this Plan before the Incentive Payment Date, the Employee is not entitled to receive and will forfeit the Incentive Payment. A payment of a pro-rated amount of the Incentive Payment may be awarded in the Committee's sole discretion.

4. Leave of Absence. Incentive Payments will be pro-rated based on months of active employment as determined by the Committee in its sole discretion. An Employee on a leave of absence must be employed on the Incentive Payment Date to receive an Incentive Payment.

5. Death. In the event of the Employee's death before the Incentive Payment Date, the Employee's estate is not entitled to receive and will forfeit the Incentive Payment. A payment of a pro-rated or full amount of the Incentive Payment may be awarded in the Committee's sole discretion.


Section VI.       NON-SOLICITATION AND CONFIDENTIALITY

A. Non-Solicitation.
   -----------------

In consideration of Employee's participation in this Plan, Employee agrees that during the term of Employee's employment and for one year after Employee's voluntary termination of employment or termination of employment for cause, Employee will not, directly or indirectly: (1) influence or advise any other person to employ or solicit for employment anyone who is employed by Employer on the date of Employee's separation; (2) influence or advise any person who is or shall be in the service of Employer to leave the service of Employer; (3) use any of the information or business secrets used by Employer, except in accordance with Employer's policies in the regular course of Employee's duties for Employer; (4) disclose the proprietary methods of conducting the business of Employer, except in accordance with Employer's policies in the regular course of Employee's duties for Employer; (5) make any statement or take any actions that may interfere with Employer's customers, except in accordance with Employer's policies in the regular course of Employee's duties for Employer; or (6) attempt to divert any of the business of Employer or any business which Employer has a reasonable expectation of obtaining by soliciting, contacting, or communicating with any customers and/or potential customers which have been derived from leads or lists developed and delivered to Employee by Employer.

B. Confidentiality.
   ----------------

In consideration of Employee's participation in this Plan, Employee agrees that during and following termination of employment with Employer, Employee will hold in strictest confidence and will not disclose to anyone, except in accordance with Employer's policies in the regular course of Employee's duties for Employer, any information concerning:


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

1. The business or affairs of, or nonpublic information concerning, a current, past or prospective customer of Lorain National Bank.
2. The development of any product, device, method or invention of Lorain National Bank.
3. Any information concerning Lorain National Bank or its operations not readily available to the public, unless expressly authorized by the President or any Vice President of Lorain National Bank.

Employee further agrees that all rights, title and interest to any product, device, invention, or enhancement to a product or service, developed during his or her employment with Employer and using Employer resources or know-how, shall belong exclusively to Lorain National Bank. Employee agrees to execute any documents necessary to reflect Lorain National Bank's exclusive ownership in such items.

Upon termination of employment with Employer, Employee will deliver to Lorain National Bank all documents, notes, materials and all copies thereof, relating to the operations or the business of Lorain National Bank and its customers.

B. Related Provisions
   ------------------

1. Prior Agreements. This Section VI does not supercede any prior agreements or understandings between Employer and Employee to the extent that such prior agreement or understanding is more favorable with respect to Employer.

2. Equitable Relief. Employee acknowledges and agrees that the covenants contained in this Section VI are of a special nature and that any breach, violation or evasion by Employee of the terms of Section VI will result in immediate and irreparable injury and harm to Employer, for which there is no adequate remedy at law, and will cause damage to Employer in amounts difficult to ascertain. Accordingly, Employer shall be entitled to the remedy of injunction, as well as to all other legal or equitable remedies to which Employer may be entitled (including, without limitation, the right to seek monetary damages), for any breach, violation or evasion by Employee of the terms of Section VI.


Section VII.      GENERAL PROVISIONS

1. Administration. The Plan shall be administered by the Committee. The Committee has the sole and exclusive authority, subject to any limitations specifically set forth in this Plan, to: adopt, amend, alter and repeal this Plan at any time as it deems advisable in its sole discretion from time to time; construe, interpret, administer and implement the terms and provisions of this Plan; and otherwise supervise the administration of this Plan. Notwithstanding the foregoing, all decisions made by the Committee pursuant to the provisions of this Plan are final and binding on all persons, including Employee, but may be made by their terms subject to ratification or approval by the Board of Directors of LNB Bancorp, Inc. or another committee of the Board of Directors.

2. No Implied Rights to Employment. Neither this Plan nor any Incentive Payment hereunder shall be construed as giving any individual any right to continued employment or any particular level of salary or benefits with Employer. This Plan does not constitute a contract of employment, and Employer expressly reserves the right at any time to terminate any Employee free from liability or any claim.


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

3. Other Compensation Plans. Nothing contained in this Plan prevents Employer from adopting or modifying other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

4. Successors; Amendments. All obligations of Employer with respect to Incentive Payments under this Plan are binding on any successor to Employer, whether as a result of a direct or indirect purchase, merger, consolidation or otherwise of all or substantially all of the business and/or assets of Employer. Employee may not assign any rights or obligations under this Plan without the written consent of Employer. Subject to the Committee's rights under Section VII.1. above, none of the terms of Section VI may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, and is signed by Employee and by an authorized officer of Employer.

5. Validity. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect. In the event that any provision of Section VI is found by a court of competent jurisdiction to be invalid or unenforceable as against public policy, such court shall exercise its discretion in reforming such provision to the end that Employee shall be subject to such restrictions and obligations as are reasonable under the circumstances and enforceable by Employer.

6. Governing Law; Interpretation. This Plan shall be construed in accordance with and governed by the laws of the State of Ohio, without giving effect to the conflict of law principles of such State. This Plan is not intended to be governed by the Employee Retirement Income Security Act and shall be so construed and administered. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Plan.

7. Entire Agreement. This Plan embodies the entire agreement and understanding between Employer and Employee with respect to the subject matter hereof, and supercedes all prior agreements and understandings relating hereto, except as expressly stated herein.

Section VIII.     EESA COMPLIANCE

To the extent that an Employee and an Incentive Payment are subject to Section 111 of the Emergency Economic Stabilization Act of 2008 and any regulations, guidance or interpretations that may from time to time be promulgated thereunder or any other applicable statute or regulation affecting an Employee's compensation ("EESA or Other Applicable Law"), then any payment of any kind provided for by, or accrued with respect to, the Incentive Payment must comply with EESA or Other Applicable Law, and this Plan shall be interpreted or reformed to so comply. If the making of any payment pursuant to, or accrued with respect to, the Incentive Payment would violate EESA or Other Applicable Law, the affected Employees shall be deemed to have waived their rights to such payments or accruals. In addition, if applicable, an Incentive Payment will be subject to forfeiture or repayment, and subject to recovery by Employer, if the Incentive Payment is based on financial statements or other performance metrics that are later determined to be materially inaccurate. In the event that the Committee determines by at least a majority vote that an Incentive Payment to Employee is recoverable pursuant to the foregoing, Employee shall repay the aggregate amount of such Incentive Payment, to the fullest extent permitted by law, within 15 business days following written notice to Employee by Employer of such determination.


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

Employee and Employer have agreed to the terms of this Plan as of the latest date set forth below.

  "Employee"

  Approved:  _______________________________________     Date:  _____________
             [Fill in Name of Employee]

  "Employer"

  Approved:   ______________________________________     Date:  _____________
              By:  Daniel E. Klimas, President & CEO


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